Exhibit 99.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 29, 2014 (the “Effective Date”) by and between Sequenom, Inc., a Delaware corporation with offices at 3595 John Hopkins Court, San Diego, California 92121 (“Sequenom”), and Dirk van den Boom, Ph.D. (the “Executive’’).

WHEREAS, the Executive is currently employed as an officer of Sequenom;

WHEREAS, the Board of Directors of Sequenom (the “Board”) has concluded it is in the best interest of Sequenom to offer this Agreement to the Executive and the Executive desires to enter into this Agreement.

ACCORDINGLY, the parties hereto agree as follows:

1.	Term of Employment. This Agreement shall be immediately effective. This Agreement, and the Executive’s employment hereunder, shall be for a term of three (3) years. At any time during the term of this Agreement, either party may terminate this Agreement, and the Executive’s employment, in accordance with the provisions of Sections 6 and 7 of this Agreement.

2.	Position and Duties. The Executive shall serve as Executive Vice President, Research & Development and Chief Scientific Officer of Sequenom, and shall have commensurate responsibilities and authority. The Board may from time to time particularly specify the Executive’s duties and authority. The Executive shall not engage in or perform duties for any other persons or entities that interfere with the performance of his duties hereunder. Any outside board of director positions held by the Executive will be subject to approval by the Board.

3.	Salary, Bonus and Benefits.

(a)	Salary. During the period of the Executive’s employment from and after the Effective Date, Sequenom shall pay him an annual base salary at the rate the Executive is being paid as of the Effective Date. Notwithstanding the foregoing, this base salary may be adjusted annually by the Board, subject to the terms of this Agreement and consistent with the Executive’s performance and Sequenom’s policy regarding adjustments in officer compensation established from time to time by the Board.

(b)	Annual Performance Bonus. In addition, at the Board’s discretion, the Executive may be awarded incentive compensation, in the form of a cash bonus for each fiscal year during his employment, based upon performance. In order to be eligible for any such bonus, the Executive must be employed by Sequenom on the date such bonus is paid following the end of the applicable fiscal year.

(c)	Benefits. The Executive shall be entitled to participate in the employee benefit programs (including but not limited to medical, dental, life and disability insurance, 401(k) retirement plan, and vacation program) which may be adopted and maintained by Sequenom, subject to the terms and conditions of such programs. The Executive may receive such other and additional benefits as the Board may determine from time to time in its sole discretion.

4.	Expense Reimbursement. The Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by him in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of, and in the service of Sequenom; provided, that such expenses are incurred and accounted for in accordance with the policies and procedures established by Sequenom. To the extent that reimbursements made pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (a) the reimbursement shall be made no later than December 31 of the calendar year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and (c) the Executive’s right to reimbursement under this Section 4 will not be subject to liquidation or exchange for another benefit.

5.	Indemnification. Sequenom shall indemnify the Executive to the maximum extent permitted by law and by the by-laws of Sequenom if the Executive is made a party, or threatened to be made a party, to any threatened or pending legal action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was an officer, director or employee of Sequenom or any subsidiary or affiliate thereof, in which capacity the Executive is or was serving at Sequenom’s request, against reasonable expenses (including reasonable attorneys’ fees), judgments, fines and settlement payments incurred by him in connection with such action, suit or proceeding.

6.	Termination. The Executive may terminate his employment hereunder at any time, with or without Good Reason (as defined below) upon written notice to Sequenom. If the Executive contends that Good Reason exists for his termination, such notice shall specifically and expressly state the grounds which he contends constitute Good Reason. Sequenom may terminate the Executive’s employment hereunder at any time, subject to the terms of this Agreement, with or without Cause (as defined below) upon written notice to the Executive. If this Agreement is terminated, all compensation and benefits other than severance benefits described in Section 7 below, to the extent applicable, shall immediately cease, except that the Executive will be entitled to the payment of his unpaid base salary through the date of termination of his employment and the provision of benefits under Sequenom’s benefit programs and plans in accordance with their terms through the date of termination of his employment.

As used in this Agreement, “Good Reason” shall mean any of the following events that are not consented to by the Executive: (i) a material diminution in the Executive’s duties and responsibilities hereunder or a diminution in Executive’s title; (ii) the location of the Executive’s principal place of work is moved to a location more than 30 miles farther from the Executive’s residence than its present location; (iii) a reduction of more than ten percent (10%) in the Executive’s base salary; (iv) the failure of Sequenom to obtain a satisfactory agreement from any other successor to Sequenom to assume and agree to perform this Agreement; or (v) a material breach by Sequenom of its obligations under this Agreement. The Executive’s consent to any event which would otherwise constitute Good Reason shall be conclusively presumed if the Executive does not exercise his rights to terminate this Agreement for Good Reason under this section within ninety (90) days of initial notice of the event.

As used in this Agreement, “Cause” shall mean any of the following events: (i) any act of gross or willful misconduct, fraud, misappropriation, dishonesty, embezzlement or similar conduct on the part of the Executive; (ii) the Executive’s conviction of a felony or any crime involving moral turpitude, fraud, or dishonesty (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (iii) the Executive’s misuse or abuse of alcohol, drugs or controlled substances and failure to seek and comply with appropriate treatment; (iv) willful and continued failure by the Executive to substantially perform his duties under this Agreement (other than any failure resulting from disability or from termination by the Executive for Good Reason) as determined by a majority of the Board after written demand from the Board for substantial performance is delivered to the Executive, and the Executive fails to resume substantial performance of his duties on a continuous basis within 30 days of such notice; (v) the death of the Executive; (vi) the Executive becoming disabled such that he is not able to perform his usual duties for Sequenom for a period in excess of six (6) consecutive calendar months; (vii) the Executive knowingly and willfully perpetrates any act or omission that submits Sequenom to criminal liability or knowingly and willfully causes Sequenom to commit a material violation of local, state or federal laws, rules or regulations; or (viii) the Executive breaches any material policy of Sequenom applicable to the Executive or any fiduciary duty owed by the Executive to Sequenom or its stockholders, and such breach has a material adverse effect on Sequenom, its subsidiaries or its stockholders.

7.	Severance Benefits in Certain Events.

This Agreement shall not apply to any termination of employment for which benefits are payable to the Executive under Sequenom’s Amended and Restated Change in Control Severance Benefit Plan (the “Change in Control Severance Plan”) and the Change in Control Severance Plan shall continue to apply to any such termination.

Except in connection with a termination for which benefits are payable to the Executive under the Change in Control Severance Plan, if Sequenom terminates the Executive’s employment for reasons other than for Cause, or if the Executive terminates his employment for Good Reason (provided that (i) the Executive notified Sequenom in writing of his or her intent to terminate his employment for Good Reason within 90 days following the initial existence of the condition giving rise to Good Reason (a “Good Reason Condition”) and provided Sequenom with a period of 30 days following receipt of such written notice during which it may remedy the Good Reason Condition, (ii) Sequenom did not remedy the Good Reason Condition during such period, and (iii) the Executive terminates his employment for Good Reason based on the condition specified in the notice, and such termination occurs within one year after the initial existence of such Good Reason Condition), and in either case, such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section l.409A-l(h) (a “Separation from Service”), the Executive shall be entitled to receive as liquidated damages, the severance benefits set forth in Sections 7(a) through 7(e) below, subject to Sections 7(f) through 7(i) below:

(a)	Salary. The Executive shall be entitled to receive a lump sum payment in an amount equal to his annual base salary at the rate in effect at the time of his termination of employment, to be paid within 60 days following such termination.

(b)	Bonus. The Executive shall be entitled to receive, in lieu of the annual performance bonus provided in Section 3(b) for the fiscal year in which his termination of employment occurs and in addition to the salary payment described in Section 7(a) above, a lump sum payment in an amount equal to the Executive’s targeted level annual performance bonus for the year of the termination, pro-rated to the date of termination. The amount payable shall be paid within 60 days following such termination.

(c)	Health Care Coverage. Sequenom shall pay all premiums required for continued health care coverage under Sequenom’s medical plan for the Executive and his eligible dependents (as in effect on the date of the Executive’s termination of employment) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that the Executive timely elects such continued coverage under COBRA, until the earlier of (i) one (1) year following the termination date or (ii) the first date that the Executive is covered under another employer’s health benefit program providing substantially the same or better benefit options to the Executive without exclusion for any pre-existing medical condition (such period from the date of the Executive’s termination of employment through the earlier of (i) or (ii), the “COBRA Payment Period”). The COBRA Payment Period will be counted as coverage time under COBRA.

Notwithstanding the foregoing, if at any time Sequenom determines, in its sole discretion, that the payment of such COBRA premiums would result in a violation of applicable law (including, without limitation, Section 105(h)(2) of the Code and Section 2716 of the Public Health Service Act), then in lieu of providing such COBRA premiums, Sequenom shall instead pay the Executive, on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”); provided, however, that any such Special Severance Payment shall be made without regard to the Executive’s payment of COBRA premiums and for purposes of any such Special Severance Payment, the “COBRA Payment Period” shall be determined without regard to the expiration of the Executive’s eligibility for continued coverage under COBRA.

For purposes of this Section 7(c), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by Sequenom shall not include any amounts payable by the Executive pursuant to a health care reimbursement plan under Section 125 of the Code, which amounts, if any, are the Executive’s sole responsibility.

(d)	Equity Acceleration. All of the Executive’s stock options and other equity incentive awards issued by Sequenom that are outstanding on the date of the Executive’s termination of employment shall be credited with an additional twelve (12) months’ worth of vesting on the effective date of the Executive’s termination of employment. All other terms and conditions of such options and other equity incentive awards shall be governed by the terms and conditions of the applicable plan and option or other equity incentive award agreement, after giving effect to Section 7(e), if applicable.

(e)	Option Exercise Period. The time in which the Executive may exercise any and all of his outstanding stock options granted under Sequenom’s 2006 Equity Incentive Plan (the “2006 Equity Incentive Plan”) (to the extent that the Executive was entitled to exercise such options as of the date of termination, after giving effect to Section 7(d)) shall be the earlier of (i) the date twelve (12) months following the termination of the Executive’s Continuous Service (as defined in the 2006 Equity Incentive Plan), or (ii) the expiration of the term of the applicable option as set forth in the applicable option agreement. If, after termination of the Executive’s Continuous Service, the Executive does not exercise any options within the time specified herein, such options shall terminate.

(f)	Tax Withholding. All compensation described in this Section 7 will be subject to Sequenom’s collection of all applicable federal, state and local income and employment withholding taxes.

(g)	Release of Claims. Sequenom’s obligation to make the payments and provide the benefits under this Section 7 shall be conditioned upon (i) the Executive’s execution of a release of all claims against Sequenom and its affiliates, in form and content that shall be determined by Sequenom in its sole discretion, within the applicable time period set forth therein and (ii) such release shall not have been revoked by the Executive within any period permitted under applicable law and set forth therein; provided, however, that in no event may the combined applicable time period and revocation period extend beyond sixty (60) days following the Executive’s date of termination.

(h)	Section 409A of the Internal Revenue Code and Specified Employees. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by Sequenom at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the foregoing sentence shall be paid in a lump sum to the Executive (or the Executive’s estate or beneficiaries), and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A, (i) the Executive’s right to receive the payments of compensation pursuant to the Agreement shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment, (ii) all payments of any benefits under this Agreement are intended to satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) benefits under this Agreement consisting of COBRA premiums are intended to satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). In the event that (a) Sequenom determines that any benefits payable under this Agreement constitute “deferred compensation” under Section 409A and (b) the 60th day following the Executive’s Separation from Service occurs in the calendar year following such Separation from Service, then such benefits may not be paid any earlier than January 1 of such subsequent calendar year.

(i)

Parachute Payments. If any payment or benefit the Executive will or may receive from Sequenom or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

Sequenom shall appoint a nationally recognized accounting firm to make the determinations required by this Section 7(i). Sequenom shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Sequenom shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Executive and Sequenom within fifteen (15) calendar days after the date on which the Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Executive or Sequenom) or such other time as requested by the Executive or Sequenom.

If the Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 7(i) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Executive agrees to promptly return to Sequenom a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 7(i)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this Section 7(i), the Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

8.	Miscellaneous.

(a)	Arbitration. The Executive and Sequenom agree that any and all claims or disputes that in any way relate to or arise out of the Executive’s employment with Sequenom or the termination of such employment (including but not limited to claims under this Agreement or any other contract, tort claims, and statutory claims of employment discrimination, retaliation or harassment) shall be resolved exclusively through final and binding arbitration in San Diego, California. The Executive and Sequenom waive any rights to a jury trial in connection with such claims or disputes. The costs of the arbitration, including the fees of the arbitrator, shall be borne exclusively by Sequenom. Any such arbitration shall take place in San Diego, California and shall be conducted by a single neutral arbitrator who shall be a retired federal or state judge, to be appointed by Judicial Arbitration and Mediation Services (“JAMS”) in accordance with JAMS rules. The applicable procedural rules of JAMS shall govern the arbitration. The arbitrator’s decision shall be delivered in writing and shall disclose the essential findings and conclusion on which the arbitrator’s decision is based. The parties shall be permitted to conduct adequate discovery to allow for a full and fair exploration of the issues in dispute in the arbitration proceeding. The arbitrator may grant any relief which otherwise would have been available to the parties in a court proceeding. The decision and award of the arbitrator shall be final and binding, and judgment upon the arbitrator’s award may be entered by any court of competent jurisdiction.

(b)	Governing Law. This Agreement shall be construed and enforced in accordance with and be governed by the laws of the State of California.

(c)	Entire Agreement. This Agreement sets forth the entire Agreement and understanding between the Executive and Sequenom on the subject matter hereof, and supersedes any other negotiations, agreements, understandings, oral agreements, representations and past or future practices whether written or oral. For the avoidance of doubt, this Agreement does not supersede or modify the Executive’s and Sequenom’s rights and obligations under the Change in Control Severance Plan. No provision of this Agreement may be amended, supplemented, modified, cancelled, or discharged unless such amendment, supplement, modification, cancellation or discharge is agreed to, in writing, signed by the Executive and a duly authorized officer of Sequenom (other than the Executive); and no provisions hereof may be waived, except in writing, so signed by or on behalf of the party granting such waiver.

(d)	Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e)	Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have duly given when personally delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Dirk van den Boom, Ph.D.

458 E. Glaucus Street

Encinitas, CA 92024

If to Sequenom:

Chief Executive Officer

Sequenom, Inc.

3595 John Hopkins Court

San Diego, California 92121

(f)	Successors. Sequenom will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Sequenom, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Sequenom would be required to perform it if no such succession had taken place. This Agreement and all rights under the Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the party’s personal or legal representatives, executors, administrators, heirs, and successors.

(g)	No Right to Continued Employment. Nothing herein shall be construed as giving the Executive any rights to continued employment with Sequenom, and Sequenom shall continue to have the right to terminate the Executive’s employment at any time, with or without cause, subject to the provisions of this Agreement.

In witness whereof, the parties have executed this Agreement.

SEQUENOM, INC.		EXECUTIVE

By	/s/ Harry F. Hixson	/s/ Dirk van den Boom
	Harry F. Hixson, Ph.D.	Dirk van den Boom, Ph.D.
Chairman and Chief Executive Officer

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